Exhibit 4.1
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
As of March 31, 2020, Take-Two Interactive Software, Inc. had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: common stock, $0.01 par value per share.
The following summary describes our common stock and the material provisions of our amended and restated certificate of incorporation and our amended and restated bylaws. Because the following is only a summary, it does not contain all of the information that may be important to you, and is qualified in its entirety by the full text of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which are on file with the SEC and included as exhibits to our Annual Report on Form 10-K for the year ended March 31, 2020. You should refer to the text of these documents for a complete description. Unless the context requires otherwise, references in this exhibit to “Take-Two,” the “Company,” “we,” “us,” and “our” refer to Take-Two Interactive Software, Inc. together with its consolidated subsidiaries.
Our authorized capital stock consists of 205,000,000 shares, with a par value of $0.01 per share, of which:
• 200,000,000 shares are designated as common stock; and
• 5,000,000 shares are designated as preferred stock.
At May 7, 2020, we had outstanding 113,942,760 shares of common stock and no shares of preferred stock.
Common Stock
Voting Rights
Unless otherwise provided for in our certificate of incorporation, each stockholder shall at every meeting of stockholders be entitled to one vote in person or by proxy for each share of common stock held by such stockholder.
Dividends
Subject to the preferential rights of the preferred stock, if any, the holders of shares of common stock shall be entitled to receive, when and if declared by our board of directors, out of the assets of the Company which are by law available therefor, dividends payable either in cash, in property or in shares of common stock.
Liquidation
In the event of any dissolution, liquidation or winding-up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company, and of the amounts to which the holders of preferred stock are entitled, if any, the holders of all outstanding shares of common stock shall be entitled to share ratably in the remaining net assets of the Company.
No Preemptive, Redemption or Conversion Rights
The common stock is not subject to redemption or retirement, is not subject to sinking fund provisions, does not have any conversion rights and is not subject to call. The common stock does not have preemptive or other rights to subscribe for additional shares of any class of our stock.
Voting Rights for the Election of Directors
Our board of directors is not classified. Our certificate of incorporation and bylaws provide that our board of directors may consist of any number of directors, not less than one and not more than eight.

A director shall be elected if the number of votes which are cast “for” his or her election by holders of the stock present in person or represented by proxy entitled to vote on the election of directors exceed the number of votes “against” his or her election by such holders; provided that, if the chairman of the meeting determines that the number of persons properly nominated to serve as directors of the corporation exceeds the number of directors to be elected, the directors shall be elected by a plurality of the stock present in person or represented by proxy entitled to vote on the election of directors. Our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors.
Our board has the ability to fill vacancies on our board. Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected, unless sooner displaced.
Action by Written Consent; Special Stockholder Meetings
Our amended and restated bylaws provide for the right of stockholders to act by written consent without a meeting. In addition, our bylaws provide that special meetings of the stockholders may be called by the executive chairman, non-executive chairman, chief executive officer or president and shall be called by the executive chairman, non-executive chairman, chief executive officer, president or secretary at the request in writing of a majority of the board of directors or at the request in writing of stockholders owning a majority in amount of the entire capital stock of the corporation issued and outstanding and entitled to vote.
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